Security Information





Security Purchased

Cusip
63543VAF0

Issuer
NATIONAL COLLEGIATE STUDENT LOAN TRUST

Underwriters
DBSI, CSFB, Goldman Sachs, RBS Greenwich Capital, UBS

Years of continuous operation, including predecessors
> 3 years

Security
NCSLT 2006-3 AIO 7.1% 1/25/2012

Is the affiliate a manager or co-manager of offering?
Joint Lead Manager

Name of underwriter or dealer from which purchased
CFSB

Firm commitment underwriting?
Yes

Trade date/Date of Offering
9/28/2006

Total amount of offering sold to QIBs
1,843,390,000

Total amount of any concurrent public offering
0

Total
1,843,390,000

Public offering price
33.30

Price paid if other than public offering price
 N/A

Underwriting spread or commission
0.19%

Rating
Aaa/AAA

Current yield
22.68%

Benchmark vs Spread (basis points)
173 bp






Fund Specific Information





Board
Total Par Value Purchased
$ Amount of Purchase
% of Offering
Purchased by the
Fund
New York Funds




DWS Short Duration Plus Fund
New York
18,740,000
 $                        6,240,120
1.02%
DWS Short Term Bond Fund
New York
31,146,000
 $                      10,371,120
1.69%
Total

49,886,000
 $                      16,611,240
2.71%





^The Security and Fund Performance is calculated based on information provided by State Street Bank.

*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.